Exhibit 4.11

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS.  SUCH SECURITIES MAY NOT BE SOLD OR OTHERWISE TRANSFERRED EXCEPT AS PERMITTED UNDER THE ACT AND THE APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR AN EXEMPTION THEREFROM.  THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL (WHICH MAY BE COUNSEL FOR THE COMPANY) IN FORM AND SUBSTANCE REASONABLY SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE ACT.

SUBJECT TO THE PROVISIONS OF SECTION 2 HEREOF, THIS WARRANT SHALL BE VOID AFTER 5:00 P.M. PACIFIC TIME ON THE EXPIRATION DATE.

No. 1	October [__], 2015

PURE BIOSCIENCE, INC.

WARRANT TO PURCHASE SHARES

OF COMMON STOCK

For VALUE RECEIVED, Franchise Bands, LLC (“Warrantholder”), is entitled to purchase, subject to the provisions of this Warrant (the “Warrant”), from Pure Bioscience, Inc., a Delaware corporation (“Company”), at any time from and after the date hereof of October [__],  2015 (the “Initial Exercise Date”) and not later than 5:00 P.M., Pacific time, on the Expiration Date, at an exercise price per share equal to $0.45 (the exercise price in effect being herein called the “Warrant Price”),  6,666,666 shares (“Warrant Shares”) of the Company’s Common Stock, par value $0.01 per share (“Common Stock”).  The number of Warrant Shares purchasable upon exercise of this Warrant and the Warrant Price shall be subject to adjustment from time to time as described herein.  This Warrant is one of a series of Warrants of like tenor issued by the Company at one or more closings (the “Closings”) pursuant to that certain Securities Purchase Agreement entered into among the Company and the Purchasers named therein (the “Purchase Agreement”).  Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Purchase Agreement.

1.  Exercise of Warrant.

(a)  General.  Subject to the provisions hereof, including Section 1(b), the Warrantholder may exercise this Warrant, in whole or in part, at any time after the Initial Exercise Date and prior to 5:00 p.m. Pacific Time on the Expiration Date upon (i) written notice, in the form attached hereto as APPENDIX A (the “Exercise Notice”), of the Warrantholder’s election to exercise this Warrant, and (ii) payment by cash, certified check or wire transfer of funds, or pursuant to a cashless exercise pursuant to Section 1(b) below, of the aggregate Warrant Price for that number of Warrant Shares then being purchased, to the Company during normal business hours on any business day at the Company’s principal executive offices (or such other office or agency of the Company as it may designate by notice to the Warrantholder).  The Warrant Shares so purchased shall be deemed to be issued to the Warrantholder or the Warrantholder’s designee, as the record owner of such shares, as of the close of business on the date on which the Warrant Price shall have been paid and the completed Exercise Notice shall have been delivered.  The Warrantholder shall not be required to deliver the original Warrant in order to effect an exercise hereunder.  Certificates for the Warrant Shares so purchased shall be delivered to the Warrantholder within five (5) business days after this Warrant shall have been so exercised.  The certificates so delivered shall be in such denominations as may be requested by the Warrantholder and shall be registered in the name of the Warrantholder or such other name as shall be designated by the Warrantholder, as specified in the Exercise Notice.  If this Warrant shall have been exercised only in part, then, unless this Warrant has expired, the Company shall, at its expense, at the time of delivery of such certificates, deliver to the Warrantholder a new Warrant representing the right to purchase the number of shares with respect to which this Warrant shall not then have been exercised.  As used herein, “business day” means a day, other than a Saturday or Sunday, on which banks in New York, New York are open for the general transaction of business.  Each exercise hereof shall constitute the re-affirmation by the Warrantholder that the representations and warranties contained in Section 5 of the Purchase Agreement are true and correct in all material respects with respect to the Warrantholder as of the time of such exercise.  The Warrantholder shall promptly physically surrender this Warrant to the Company in the event the Warrant is exercised.  The Warrantholder and the Company shall maintain records showing the amount exercised and the dates of such exercise.  The Warrantholder and any assignee, by acceptance of this Warrant, acknowledge and agree that, by reason of the provision of this paragraph, following exercise of a portion of the Warrant, the number of Warrant Shares of this Warrant may be less than the amount stated on the face hereof.

The term “Expiration Date”  means the earlier of five (5) years from the Initial Exercise Date or the consummation of an Acquisition Event.

The term “Acquisition Event” shall mean the consummation of (i) any bona fide sale, conveyance or disposition of all or substantially all of the Company’s assets (including, without limitation, a grant of an exclusive license or exclusive licenses to all or substantially all of the Company’s intellectual property), (ii) the consolidation or merger of the Company with or into any other corporation or corporations in which the stockholders of the Company immediately prior to such consolidation or merger own less than fifty percent (50%) of the voting power of the surviving entity immediately following such consolidation or merger or (iii) the effectuation of a transaction or series of related transactions to which the Company is a party in which more than fifty percent (50%) of the voting power of the Company is transferred; provided, however, that an Acquisition Event shall not include (i) any transaction or series of transactions principally for bona fide equity financing purposes  (ii) or any reincorporation for the principal purpose of changing the Company’s state of incorporation.

(b)  Cashless Exercise.  Subject to the provisions hereof, the Warrantholder may effect one or more cashless exercises by surrendering Warrants to the Company and giving written notice that the Warrantholder wishes to effect a cashless exercise by surrendering some Warrants without exercise, upon which the Company shall issue, or cause to be issued, to the Warrantholder up to the number of Warrant Shares determined as follows:

X =	Y x (A-B)/A

where:

X =	the maximum number of Warrant Shares that may be issued to the Warrantholder;

Y =	the number of Warrant Shares with respect to which the Warrant is being exercised;

A =	the VWAP on the trading day immediately preceding the date on which Holder elects to exercise this Warrant by means of a “cashless exercise,” as set forth in the applicable Exercise Notice; and

B =	the Warrant Price.

The term “VWAP” means, for any date, the price determined by the first of the following clauses that applies: (i) if the Common Stock is then listed or quoted on a national securities market (each, a “Trading Market”), the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the Trading Market on which the Common Stock is then listed or quoted as reported by Bloomberg L.P. (based on a trading day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time), (ii)  if the over-the-counter electronic bulletin board (the “OTC Bulletin Board”) is not a Trading Market, the volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the OTC Bulletin Board, (iii) if the Common Stock is not then listed or quoted for trading on the OTC Bulletin Board and if prices for the Common Stock are then reported in the “Pink Sheets” published by Pink OTC Markets, Inc. (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported, or (iv) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the Holders of a majority in interest of the Securities then outstanding and reasonably acceptable to the Company, the fees and expenses of which shall be paid by the Company.

The term “Date of Exercise” means the date on which the Company has received from Warrantholder the completed and executed Exercise Notice.

(c)    Treatment of Warrant on Acquisition Event.  The Company shall provide Warrantholder with written notice of any Acquisition Event not less than ten  (10)  business days prior to the closing of the proposed Acquisition Event (the “Company Acquisition Notice”).  Following receipt of the Company Acquisition Notice, the Warrantholder shall notify the Company in writing within five (5) business days of its receipt of the Company Acquisition Notice (the “Warrantholder Acquisition Notice”) whether: (i) the Warrantholder elects to exercise this Warrant pursuant to Sections 1(a) and/or 1(b) (which exercise will be deemed effective immediately prior to and contingent upon the consummation of such Acquisition Event) or (ii) the Warrantholder elects not to exercise the Warrant (in which case the Warrant will expire immediately prior to the consummation of such Acquisition Event).  In the event the Company does not timely provide such Company Acquisition Notice or the Warrantholder fails to provide the Warrantholder Acquisition Notice prior to the Acquisition Event, then if the consideration the Warrantholder would receive in the Acquisition Event as a holder of Warrant Shares exceeds the Warrant Price then in effect for such Warrant Shares,  the Warrant shall be deemed to be automatically exercised pursuant to the Section 1(b) immediately prior to and contingent upon the consummation of such Acquisition Event.  Thereafter, the Company shall promptly notify the Warrantholder of the number of Warrant Shares (or such other securities) issued upon such exercise to the Warrantholder and the consideration the Warrantholder is entitled to receive as a result of the Acquisition Event.

2.  Adjustments.

(a) Adjustment to Exercise Price Upon Issuance of Common Stock. Except as provided in Section 2(b) and except in the case of an event described in either Section 2(d) or Section 2(e), if the Company shall, at any time or from time to time after the Initial Exercise Date and prior to the Expiration Date and prior to the exercise of this Warrant, issue or sell, any shares of Common Stock without consideration or for consideration per share less than the Warrant Price in effect immediately prior to such issuance or sale (or deemed issuance or sale), then immediately upon such issuance or sale (or deemed issuance or sale), the Warrant Price in effect immediately prior to such issuance or sale (or deemed issuance or sale) shall be reduced (and in no event increased) to a Warrant Price determined by multiplying such Warrant Price by a fraction equal to the quotient obtained by dividing:

(i)           (A) the Common Stock Deemed Outstanding immediately prior to such issuance or sale (or deemed issuance or sale) plus (B) the number of shares of Common Stock which the aggregate consideration received or to be received by the Company for the total number of such additional shares of Common Stock so issued or sold (or deemed issued or sold pursuant to Section 2(c)) would purchase at such Warrant Price; by

(ii)         the sum of (A) the Common Stock Deemed Outstanding immediately prior to such issuance or sale (or deemed issuance or sale) plus (B) the total number of such additional shares of Common Stock so issued or sold (or deemed issued or sold pursuant to Section 2(c)).

For purposes of this Section 2(a), “Common Stock Deemed Outstanding” means, at any given time, the sum of (i) the number of shares of Common Stock actually outstanding at such time, plus (ii) the number of shares of Common Stock issuable upon exercise of Options actually outstanding at such time, plus (iii) the number of shares of Common Stock issuable upon conversion or exchange of Convertible Securities actually outstanding at such time (treating as actually outstanding any Convertible Securities issuable upon exercise of Options actually outstanding at such time), in each case, regardless of whether the Options or Convertible Securities are actually exercisable at such time.

(b) Exceptions To Adjustment Upon Issuance of Common Stock. Anything herein to the contrary notwithstanding, there shall be no adjustment to the Warrant Price or the number of Warrant Shares issuable upon exercise of this Warrant with respect to any Excluded Issuance.

For purposes of this Section 2(b), an “Excluded Issuance” shall mean any issuance or sale (or deemed issuance or sale in accordance with Section 2(d)) by the Company after the Original Issue Date of: (i) shares of Common Stock issued in the Closings and shares of Common Stock issued upon the exercise of any of the Warrants issued in the Closings; (ii) shares of Common Stock  issued directly to employees, officers, directors or consultants of the Company for equity compensation purposes, including the issuance of Common Stock upon exercise, settlement or conversion of Convertible Securities or Options,  approved by a majority of the disinterested members of the Board; (iii) the issuance of Common Stock, including the issuance of Common Stock upon exercise or conversion of Convertible Securities or Options, as a component of any business relationship with an entity primarily for the purpose of (A) joint venture, technology licensing or development activities, (B), distribution, supply, marketing or manufacturing of the Company’s products or services, (C) any other arrangements involving corporate partners that are primarily for purposes other than raising capital, the terms of which are approved by a majority of the disinterested members of the Board; (iv) shares of Common Stock issuable upon exercise, conversion, settlement or exchange of Options or Convertible Securities issued and outstanding on the Initial Exercise Date, provided that such Options or Convertible Securities have not been amended since the date of this Warrant to increase the number of shares of Common Stock or to decrease the exercise price, exchange price or conversion price of such securities; and (v) the issuance of Common Stock, including the issuance of Common Stock upon exercise or conversion of Convertible Securities or Options, pursuant to equipment lease financings or credit or loan arrangements, approved by a majority of the disinterested members of the Board.

“Convertible Securities” shall mean any securities (directly or indirectly) convertible into,  or exchangeable or settled for Common Stock, but excluding Options.

“Options” means any options, warrants or other rights to subscribe for or purchase Common Stock or Convertible Securities.

(c) Effect of Certain Events on Adjustment to Exercise Price. For purposes of determining the adjusted Exercise Price under Section 2(a) hereof, the following shall be applicable:

(i)  Issuance of Options.  Subject to Section 2(b), if the Company shall, at any time or from time to time after the Initial Exercise Date and prior to the Expiration Date, in any manner grant or sell (whether directly or by assumption in a merger or otherwise) any Options, whether or not such Options or the right to convert or exchange any Convertible Securities issuable upon the exercise of such Options are immediately exercisable, and the price per share (determined as provided in this paragraph and in Section 2(c)(v)) for which Common Stock is issuable upon the exercise of such Options or upon the conversion or exchange of Convertible Securities issuable upon the exercise of such Options is less than the Warrant Price in effect immediately prior to the time of the granting or sale of such Options, then the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon conversion or exchange of the total maximum amount of Convertible Securities issuable upon the exercise of such Options shall be deemed to have been issued as of the date of granting or sale of such Options (and thereafter shall be deemed to be outstanding for purposes of adjusting the Warrant Price under Section 2(a)), at a price per share equal to the quotient obtained by dividing (A) the sum (which sum shall constitute the applicable consideration received for purposes of Section 2(a)) of (x) the total amount, if any, received or receivable by the Company as consideration for the granting or sale of all such Options, plus (y) the minimum aggregate amount of additional consideration, if any, payable to the Company upon the exercise of all such Options, plus (z), in the case of such Options which relate to Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable to the Company upon the issuance or sale of all such Convertible Securities and the conversion or exchange of all such Convertible Securities, by (B) the total maximum number of shares of Common Stock issuable upon the exercise of all such Options or upon the conversion or exchange of all Convertible Securities issuable upon the exercise of all such Options. Except as otherwise provided in Section 2(c)(iii), no further adjustment of the Warrant Price shall be made upon the actual issuance of Common Stock or of Convertible Securities upon exercise of such Options or upon the actual issuance of Common Stock upon conversion or exchange of Convertible Securities issuable upon exercise of such Options.

(ii)  Issuance of Convertible Securities.  Subject to Section 2(b), if the Company shall, at any time or from time to time after the Initial Exercise Date and prior to the Expiration Date, in any manner grant or sell (whether directly or by assumption in a merger or otherwise) any Convertible Securities, whether or not the right to convert or exchange any such Convertible Securities is immediately exercisable, and the price per share (determined as provided in this paragraph and in Section 2(c)(v)) for which Common Stock is issuable upon the conversion or exchange of such Convertible Securities is less than the

Warrant Price in effect immediately prior to the time of the granting or sale of such Convertible Securities, then the total maximum number of shares of Common Stock issuable upon conversion or exchange of the total maximum amount of such Convertible Securities shall be deemed to have been issued as of the date of granting or sale of such Convertible Securities (and thereafter shall be deemed to be outstanding for purposes of adjusting the Exercise Price pursuant to Section 2(a)), at a price per share equal to the quotient obtained by dividing (A) the sum (which sum shall constitute the applicable consideration received for purposes of Section 2(a)) of (x) the total amount, if any, received or receivable by the Company as consideration for the granting or sale of such Convertible Securities, plus (y) the minimum aggregate amount of additional consideration, if any, payable to the Company upon the conversion or exchange of all such Convertible Securities, by (B) the total maximum number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities. Except as otherwise provided in Section 2(c)(iii), (A) no further adjustment of the Warrant Price shall be made upon the actual issuance of Common Stock upon conversion or exchange of such Convertible Securities and (B) no further adjustment of the Warrant Price shall be made by reason of the issue or sale of Convertible Securities upon exercise of any Options to purchase any such Convertible Securities for which adjustments of the Exercise Price have been made pursuant to the other provisions of this Section 2(c).

(iii)  Change in Terms of Options or Convertible Securities. Upon any change in any of (A) the total amount received or receivable by the Company as consideration for the granting or sale of any Options or Convertible Securities referred to in Section 2(c)(i) or Section 2(c)(ii) hereof, (B) the minimum aggregate amount of additional consideration, if any, payable to the Company upon the exercise of any Options or upon the issuance, conversion or exchange of any Convertible Securities referred to in Section 2(c)(i) or Section 2(c)(ii) hereof, (C) the rate at which Convertible Securities referred to in Section 2(c)(i) or Section 2(c)(ii) hereof are convertible into or exchangeable for Common Stock, or (D) the maximum number of shares of Common Stock issuable in connection with any Options referred to in Section 2(c)(i) hereof or any Convertible Securities referred to in Section 2(c)(ii) hereof (in each case, other than in connection with an Excluded Issuance), then (whether or not the original issuance or sale of such Options or Convertible Securities resulted in an adjustment to the Warrant Price pursuant to this Section 2) the Warrant Price in effect at the time of such change shall be adjusted or readjusted, as applicable, to the Warrant Price which would have been in effect at such time pursuant to the provisions of this Section 4 had such Options or Convertible Securities still outstanding provided for such changed consideration, conversion rate or maximum number of shares, as the case may be, at the time initially granted, issued or sold, but only if as a result of such adjustment or readjustment the Exercise Price then in effect is reduced.

(iv)  Treatment of Expired or Terminated Options or Convertible Securities. Upon the expiration or termination of any unexercised Option (or portion thereof) or any unconverted or unexchanged Convertible Security (or portion thereof) for which any adjustment (either upon its original issuance or upon a revision of its terms) was made pursuant to this Section 2 (including without limitation upon the redemption or purchase for consideration of all or any portion of such Option or Convertible Security by the Company), the Warrant Price then in effect hereunder shall forthwith be changed pursuant to the provisions of this Section 2(c) to the Warrant Price which would have been in effect at the time of such expiration or termination had such unexercised Option (or portion thereof) or unconverted or unexchanged Convertible Security (or portion thereof), to the extent outstanding immediately prior to such expiration or termination, never been issued.

(v)  Calculation of Consideration Received. If the Company shall, at any time or from time to time after the Initial Exercise Date, issue or sell, or is deemed to have issued or sold in accordance with Section 2(d), any shares of Common Stock, Options or Convertible Securities: (A) for cash, the consideration received therefor shall be deemed to be the net amount received by the Company therefor; (B) marketable securities, the amount of consideration shall be the VWAP of such securities for such applicable date of issuance; (C) for consideration other than cash or marketable securities, the amount of the consideration other than cash or marketable securities received by the Company shall be the fair value of such consideration; or (D) for no specifically allocated consideration in connection with an issuance or sale of other securities of the Company, together comprising one integrated transaction, the amount of the consideration therefor shall be deemed to be the fair value of such portion of the aggregate consideration received by the Company in such transaction as is attributable to such shares of Common Stock, Options or Convertible Securities, as the case may be, issued in such transaction. For purposes of this clause (v), the net amount of any cash consideration and the fair value of any consideration other than cash or marketable securities shall be determined in good faith jointly by the Board and the Holder.

(d)  Stock Dividends, Splits and Combinations.  If the Company shall, at any time or from time to time while this Warrant is outstanding, pay a dividend or make a distribution on its Common Stock in shares of Common Stock, subdivide its outstanding shares of Common Stock into a greater number of shares or combine its outstanding shares of Common Stock into a smaller number of shares, then (i) the Warrant Price in effect immediately prior to the date on which such change shall become effective shall be adjusted by multiplying such Warrant Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such change and the denominator of which shall be the number of shares of Common Stock outstanding immediately after giving effect to such change and (ii) the number of Warrant Shares purchasable upon exercise of this Warrant shall be adjusted by multiplying the number of Warrant Shares purchasable upon exercise of this Warrant immediately prior to the date on which such change shall become effective by a fraction, the numerator of which is shall be the Warrant Price in effect immediately prior to the date on which such change shall become effective and the denominator of which shall be the Warrant Price in effect immediately after giving effect to such change, calculated in accordance with clause (i) above.  Such adjustments shall be made successively whenever any event listed above shall occur.

(e) Reorganizations.  If any capital reorganization, reclassification of the capital stock of the Company, or consolidation or merger of the Company that does not also qualify as an Acquisition Event shall be effected, then, as a condition of such reorganization, reclassification, or consolidation or merger, lawful and adequate provision shall be made whereby Warrantholder shall thereafter have the right to receive upon exercise of this Warrant the number of shares of stock or other securities or property to which a holder of Common Stock would have been entitled to receive in such reorganization, reclassification, consolidation or merger.  In such case, appropriate provision shall be made with respect to the rights and interests of Warrantholder hereunder to the end that the provisions of Section 2 of this Warrant (including, without limitation, provision for adjustment of the Warrant Price and the Warrant Shares) shall thereafter be applicable, as nearly equivalent as may be practicable in relation to any shares of stock, securities or property thereafter deliverable upon the exercise hereof.

(f)  Other Distributions.  In case the Company shall fix a payment date for the making of a distribution payable in securities of other persons, evidences of indebtedness issued by the Company or other persons, assets (other than cash dividends or cash distributions payable out of consolidated earnings or earned surplus or dividends or distributions referred to in Section 2(d)), or subscription rights or warrants, then, in each such case for the purpose of this Section 2(f), the Warrantholder shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock into which the Warrant is then exercisable as of the record date fixed for the determination of the holders of Common Stock entitled to such distribution.

3.  Fractional Interest. The Company shall not be required to issue fractions of Warrant Shares upon the exercise of this Warrant.  If any fractional share of Common Stock would, except for the provisions of the first sentence of this Section 3, be deliverable upon such exercise, the Company, in lieu of delivering such fractional share, shall pay to the exercising Warrantholder an amount in cash equal to the VWAP  (determined in accordance with Section 1(b)) of such fractional share of Common Stock on the Date of Exercise.

4.  Notices to Warrantholder. Upon the happening of any event requiring an adjustment of the Warrant Price, the Company shall promptly give written notice thereof to the Warrantholder at the address appearing in the records of the Company, stating the adjusted Warrant Price and the adjusted number of Warrant Shares resulting from such event and setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based.  Failure to give such notice to the Warrantholder or any defect therein shall not affect the legality or validity of the subject adjustment.

5.  Reservation of Common Stock. At any time when this Warrant is exercisable, the Company shall at all applicable times keep reserved until issued (if necessary) as contemplated by this Section 5, out of the authorized and unissued shares of Common Stock, at least a number of shares of Common Stock as shall from time to time be necessary to effect the exercise of all of this Warrant then outstanding.

6.  Compliance with Securities Laws. This Warrant may only be exercised by the Warrantholder in accordance with applicable securities laws.  The Company may cause the legend set forth on the first page of this Warrant to be set forth on each Warrant, and a similar legend on any security issued or issuable upon exercise of this Warrant, unless counsel for the Company is of the opinion as to any such security that such legend is unnecessary.

7.  Payment of Taxes. The Company will pay any documentary stamp taxes attributable to the initial issuance of Warrant Shares issuable upon the exercise of the Warrant; provided, however, that the Company shall not be required to pay any tax or taxes which may be payable in respect of any transfer involved in the issuance or delivery of any certificates for Warrant Shares in a name other than that of the Warrantholder in respect of which such shares are issued, and in such case, the Company shall not be required to issue or deliver any certificate for Warrant Shares or any Warrant until the person requesting the same has paid to the Company the amount of such tax or has established to the Company’s reasonable satisfaction that such tax has been paid.  The Warrantholder shall be responsible for income taxes due under federal, state or other law, if any such tax is due.

8.  Notices. Unless otherwise provided, any notice required or permitted under this Warrant shall be given in writing and shall be deemed effectively given and received as hereinafter described (i) if given by personal delivery, then such notice shall be deemed received upon such delivery, (ii) if given by telex or facsimile, then such notice shall be deemed received upon receipt of confirmation of complete transmittal, (iii) if given by certified mail return receipt requested, then such notice shall be deemed received upon the day such return receipt is signed, and (iv) if given by an internationally recognized overnight air courier, then such notice shall be deemed given one business day after delivery to such carrier.  Copies of such notices shall also be transmitted by email to the email address provided for on the signature page of the Purchase Agreement.  All notices shall be addressed as follows:  if to the Warrantholder, at its address as set forth in the Company’s books and records; and, if to the Company, at the address as follows, or at such other address as the Warrantholder or the Company may designate by ten days’ advance written notice to the other:

Pure Bioscience, Inc.

1725 Gillespie Way

El Cajon, California 92020

Attention:  Chief Executive Officer

Facsimile:  (619) 596-8600

With a copy to:

Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP

3570 Carmel Mountain Rd., Suite 200

San Diego, CA 92130

Attention:  Jeffrey Thacker, Esq.

    Ryan Gunderson, Esq.

Facsimile:  (858) 436-8041

E-mail:  jthacker@gunder.com

E-mail:  ryangunderson@gunder.com

 9.  Registration.   The Company shall maintain books for the transfer and registration of the Warrant. Upon the initial issuance of this Warrant, the Company shall issue and register the Warrant in the name of the Warrantholder.

10.  Transfers.   This Warrant may be transferred only pursuant to a registration statement filed under the Securities Act, or an exemption from such registration.  Subject to such restrictions, the Company shall transfer this Warrant from time to time upon the books to be maintained by the Company for that purpose, upon surrender hereof for transfer, properly endorsed or accompanied by appropriate instructions for transfer and such other documents as may be reasonably required by the Company, including, if required by the Company, an opinion of counsel to the effect that such transfer is exempt from the registration requirements of the Securities Act, to establish that such transfer is being made in accordance with the terms hereof, and a new Warrant shall be issued to the transferee (who shall thereafter be the Warrantholder hereunder) and the surrendered Warrant shall be canceled by the Company.

11.  Successors. All the covenants and provisions hereof by or for the benefit of the Warrantholder shall bind and inure to the benefit of its respective successors and permitted assigns and transferees hereunder.

12.  Mutilated or Missing Warrants. In case this Warrant shall be mutilated, lost or destroyed, the Company shall issue in exchange and substitution of and upon surrender and cancellation of the mutilated Warrant, or in lieu of and substitution for the Warrant lost or destroyed, a new Warrant of like tenor and for the purchase of a like number of Warrant Shares, but only upon receipt of evidence reasonably satisfactory to the Company of such loss, theft or destruction of the Warrant, and with respect to a lost or destroyed Warrant, reasonable indemnity or bond with respect thereto, if requested by the Company.

13.  Governing Law; Consent to Jurisdiction; Waiver of Jury Trial. This Warrant shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without reference to the choice of law provisions thereof.  The Company and, by accepting this Warrant, the Warrantholder, each irrevocably submits to the exclusive jurisdiction of the courts of the State of California located in San Diego and the United States District Court for the Southern District of California for the purpose of any suit, action, proceeding or judgment relating to or arising out of this Warrant and the transactions contemplated hereby.  Service of process in connection with any such suit, action or proceeding may be served on each party hereto anywhere in the world by the same methods as are specified for the giving of notices under this Warrant.  The Company and, by accepting this Warrant, the Warrantholder, each irrevocably waives any objection to the laying of venue of any such suit, action or proceeding brought in such courts and irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.   EACH OF THE COMPANY AND, BY ITS ACCEPTANCE HEREOF, THE WARRANTHOLDER HEREBY WAIVES ANY RIGHT TO REQUEST A TRIAL BY JURY IN ANY LITIGATION WITH RESPECT TO THIS WARRANT AND REPRESENTS THAT COUNSEL HAS BEEN CONSULTED SPECIFICALLY AS TO THIS WAIVER.

14.  No Rights as Shareholder. Prior to the exercise of this Warrant, the Warrantholder shall not have or exercise any rights as a shareholder of the Company by virtue of its ownership of this Warrant.

15.  Amendment; Waiver. Any term or provision of this Warrant may be amended or waived upon the written consent of the Company and the holders of Warrants representing at least a majority of the number of shares of Common Stock then issuable upon exercise of all outstanding Warrants issued pursuant to the Purchase Agreement; provided, that any such amendment or waiver must apply to all such Warrants.

[signature page follows]

IN WITNESS WHEREOF, the Company has caused this Warrant to be duly executed as of the date first written above.

PURE BIOSCIENCE, INC.

By:
Name:	Henry Lambert
Title:	Chief Executive Officer

[signature Page to Warrant]

APPENDIX A

EXERCISE NOTICE

PURE BIOSCIENCE, INC.

The undersigned holder hereby exercises the right to purchase ____________ of the shares of Common Stock (“Warrant Shares ”) of Pure Bioscience,  Inc., a Delaware corporation (the “ Company ”), evidenced by the attached Warrant (the “Warrant ”).  Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Warrant.

1.  Form of Exercise Price.  The Holder intends that payment of the aggregate Warrant Price shall be made as:

_______	a “Cash Exercise” with respect to _________ Warrant Shares; and/or

_______	a “Cashless Exercise” with respect to _______ Warrant Shares.

2.  Payment of Warrant Price.  In the event that the holder has elected a Cash Exercise with respect to some or all of the Warrant Shares to be issued pursuant hereto, the holder shall pay the aggregate Warrant Price in the sum of $___________________ to the Company in accordance with the terms of the Warrant.

3.  Delivery of Warrant Shares.  The holder requests that the Company deliver the Warrant Shares in the name of the undersigned holder (or in the name of ______________________ in accordance with the terms of the Warrant)  by physical delivery of a certificate to:

_______________________________

_______________________________

_______________________________

Date: ____________ __, 20____

____________________________

       Name of Registered Holder

By:
Printed Name:
Title (if applicable):
Entity Name (if applicable):